Exhibit 99.1

Introduction

The unaudited pro forma consolidated statements of income and balance sheet (pro forma financial statements) are derived from the historical consolidated financial statements of NextEra Energy Partners, LP (NEP) and NET Midstream, LLC and NEP DC Holdings, LLC, both NEP subsidiaries that indirectly own interests in natural gas pipeline assets located in Texas (Texas pipelines), to illustrate the potential effect of the November 6, 2023 agreement to sell the Texas pipelines entered into by a subsidiary of NEP. The pro forma financial statements are based on, and should be read in conjunction with, the consolidated financial statements of NEP included in NEP’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (SEC). The pro forma financial statements are also based on, and should be read in conjunction with, the condensed consolidated financial statements of NEP included in NEP’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2023 filed with the SEC.

The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to transaction accounting adjustments that reflect the disposal of the Texas pipelines. The pro forma financial statements have been derived by the application of transaction accounting adjustments to the historical consolidated financial statements of NEP. The unaudited pro forma consolidated statements of income for the years ended December 31, 2022, 2021 and 2020 and for the nine months ended September 30, 2023 give effect to the sale of the Texas pipelines, which will be accounted for as discontinued operations, as if it had occurred on January 1, 2020. Since the unaudited pro forma consolidated statements of income only include continuing operations, the estimated gain on sale is not included in any period presented. The unaudited pro forma consolidated balance sheet as of September 30, 2023 gives effect to the sale of the Texas pipelines as if it had occurred on September 30, 2023.

The sale of the Texas pipelines is subject to closing adjustments that have not yet been finalized. Accordingly, the transaction accounting adjustments are preliminary, and have been made solely for the purpose of providing pro forma financial statements as required by the SEC rules. Differences between these preliminary estimates and the final sale accounting may be material. The pro forma financial statements have been presented for informational purposes only and are not necessarily indicative of what the results of operations and financial position would have been had the sale of the Texas pipeline been completed on the dates indicated, nor are they necessarily indicative of future results of operations or financial position.

NEXTERA ENERGY PARTNERS, LP

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

(millions, except per unit amounts)

	Nine months ended September 30, 2023
	NEP Historical	Transaction Accounting Adjustments		NEP Pro Forma
OPERATING REVENUES
Renewable energy sales	$847	$—		$847
Texas pipelines service revenues	171	(171)	(a)	—

Total operating revenues	1,018	(171)		847

OPERATING EXPENSES
Operations and maintenance	412	(22)	(a)	390
Depreciation and amortization	412	(27)	(a)	385
Taxes other than income taxes and other	54	(6)	(a)	48

Total operating expenses – net	878	(55)		823

OPERATING INCOME	140	(116)		24

OTHER INCOME (DEDUCTIONS)
Interest expense	(207)	13	(a)	(194)
Equity in earnings of equity method investees	131	(2)	(a)	129
Equity in earnings of non-economic ownership interests	16	—		16
Other – net	6	1	(a)	7

Total other income (deductions) – net	(54)	12		(42)

INCOME (LOSS) BEFORE INCOME TAXES	86	(104)		(18)
INCOME TAXES	16	(8)	(b)	8

NET INCOME (LOSS)	70	(96)		(26)
NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	18	71	(c)	89

NET INCOME ATTRIBUTABLE TO NEXTERA ENERGY PARTNERS, LP	$88	$(25)		$63

Earnings per common unit attributable to NextEra Energy Partners, LP – basic	$0.96	$(0.26)		$0.70
Earnings per common unit attributable to NextEra Energy Partners, LP – assuming dilution	$0.96	$(0.26)		$0.70
Weighted-average number of common units outstanding – basic	91.0	—		91.0
Weighted-average number of common units outstanding – assuming dilution	91.0	—		91.0

NEXTERA ENERGY PARTNERS, LP

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

(millions, except per unit amounts)

	Year ended December 31, 2022
	NEP Historical	Transaction Accounting Adjustments		NEP Pro Forma
OPERATING REVENUES
Renewable energy sales	$966	$—		$966
Texas pipelines service revenues	245	(242)	(a)	3

Total operating revenues	1,211	(242)		969

OPERATING EXPENSES
Operations and maintenance	571	(44)	(a)	527
Depreciation and amortization	430	(36)	(a)	394
Taxes other than income taxes and other	49	(9)	(a)	40

Total operating expenses – net	1,050	(89)		961

GAINS ON DISPOSAL OF BUSINESSES/ASSETS – NET	36	—		36

OPERATING INCOME	197	(153)		44

OTHER INCOME (DEDUCTIONS)
Interest expense	853	(5)	(a)	848
Equity in earnings of equity method investees	183	(6)	(a)	177
Equity in earnings of non-economic ownership interests	56	—		56
Other – net	3	2	(a)	5

Total other income (deductions) – net	1,095	(9)		1,086

INCOME BEFORE INCOME TAXES	1,292	(162)		1,130
INCOME TAXES	171	(10)	(b)	161

NET INCOME	1,121	(152)		969
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(644)	120	(c)	(524)

NET INCOME ATTRIBUTABLE TO NEXTERA ENERGY PARTNERS, LP	$477	$(32)		$445

Earnings per common unit attributable to NextEra Energy Partners, LP – basic	$5.62	$(0.38)		$5.24
Earnings per common unit attributable to NextEra Energy Partners, LP – assuming dilution	$5.62	$(0.38)		$5.24
Weighted-average number of common units outstanding – basic	84.9	—		84.9
Weighted-average number of common units outstanding – assuming dilution	84.9	—		84.9

NEXTERA ENERGY PARTNERS, LP

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

(millions, except per unit amounts)

	Year ended December 31, 2021
	NEP Historical	Transaction Accounting Adjustments		NEP Pro Forma
OPERATING REVENUES
Renewable energy sales	$720	$—		$720
Texas pipelines service revenues	262	(260)	(a)	2

Total operating revenues	982	(260)		722

OPERATING EXPENSES
Operations and maintenance	419	(45)	(a)	374
Depreciation and amortization	288	(37)	(a)	251
Taxes other than income taxes and other	36	(8)	(a)	28

Total operating expenses – net	743	(90)		653

LOSSES ON DISPOSAL OF BUSINESSES/ASSETS – NET	(5)	—		(5)

OPERATING INCOME	234	(170)		64

OTHER INCOME (DEDUCTIONS)
Interest expense	47	3	(a)	50
Equity in earnings of equity method investees	160	(2)	(a)	158
Equity in earnings of non-economic ownership interests	27	—		27
Other – net	4	—		4

Total other income (deductions) – net	238	1		239

INCOME BEFORE INCOME TAXES	472	(169)		303
INCOME TAXES	48	(11)	(b)	37

NET INCOME	424	(158)		266
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(287)	125	(c)	(162)

NET INCOME ATTRIBUTABLE TO NEXTERA ENERGY PARTNERS, LP	$137	$(33)		$104

Earnings per common unit attributable to NextEra Energy Partners, LP – basic	$1.77	$(0.43)		$1.34
Earnings per common unit attributable to NextEra Energy Partners, LP – assuming dilution	$1.77	$(0.43)		$1.34
Weighted-average number of common units outstanding – basic	77.2	—		77.2
Weighted-average number of common units outstanding – assuming dilution	77.4	—		77.4

NEXTERA ENERGY PARTNERS, LP

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

(millions, except per unit amounts)

	Year ended December 31, 2020
	NEP Historical	Transaction Accounting Adjustments		NEP Pro Forma
OPERATING REVENUES
Renewable energy sales	$703	$—		$703
Texas pipelines service revenues	214	(206)	(a)	8

Total operating revenues	917	(206)		711

OPERATING EXPENSES
Operations and maintenance	363	(37)	(a)	326
Depreciation and amortization	271	(35)	(a)	236
Taxes other than income taxes and other	28	(9)	(a)	19

Total operating expenses – net	662	(81)		581

LOSSES ON DISPOSAL OF BUSINESSES/ASSETS – NET	(2)	—		(2)

OPERATING INCOME	253	(125)		128

OTHER INCOME (DEDUCTIONS)
Interest expense	(620)	15	(a)	(605)
Equity in earnings of equity method investees	108	2	(a)	110
Equity in losses of non-economic ownership interests	(3)	—		(3)
Other – net	5	(3)	(a)	2

Total other income (deductions) – net	(510)	14		(496)

LOSS BEFORE INCOME TAXES	(257)	(111)		(368)
INCOME TAX BENEFIT	(19)	(5)	(b)	(24)

NET LOSS	(238)	(106)		(344)

NET INCOME ATTRIBUTABLE TO PREFERRED DISTRIBUTIONS	(5)	—		(5)
NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	188	92	(c)	280

NET LOSS ATTRIBUTABLE TO NEXTERA ENERGY PARTNERS, LP	$(55)	$(14)		$(69)

Loss per common unit attributable to NextEra Energy Partners, LP – basic	$(0.81)	$(0.21)		$(1.02)
Loss per common unit attributable to NextEra Energy Partners, LP – assuming dilution	$(0.81)	$(0.21)		$(1.02)
Weighted-average number of common units outstanding – basic	68.4	—		68.4
Weighted-average number of common units outstanding – assuming dilution	68.4	—		68.4

NEXTERA ENERGY PARTNERS, LP

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(millions)

	As of September 30, 2023
	NEP Historical	Transaction Accounting Adjustments			NEP Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$332	$1,261	(d	)	$1,593
Accounts receivable	139	(17)	(e	)	122
Other receivables	62	—			62
Due from related parties	333	(7)	(e	)	326
Inventory	78	(2)	(e	)	76
Derivatives	82	—			82
Other	96	(6)	(e	)	90

Total current assets	1,122	1,229			2,351

Other assets:
Property, plant and equipment – net	15,693	(750)	(e	)	14,943
Intangible assets – PPAs – net	2,029	—			2,029
Intangible assets – customer relationships – net	514	(514)	(e	)	—
Derivatives	220	—			220
Goodwill	913	(83)	(e	)	830
Investments in equity method investees	2,038	(148)	(e	)	1,890
Deferred income taxes	232	(49)	(f	)	183
Other	452	(3)	(g	)	449

Total other assets	22,091	(1,547)			20,544

TOTAL ASSETS	$23,213	$(318)			$22,895

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$280	$(3)	(e	)	$277
Due to related parties	66	(1)	(e	)	65
Current portion of long-term debt	1,342	—			1,342
Accrued interest	34	—			34
Accrued property taxes	45	(6)	(e	)	39
Other	73	(1)	(e	)	72

Total current liabilities	1,840	(11)			1,829

Other liabilities and deferred credits:
Long-term debt	5,139	(376)	(g	)	4,763
Asset retirement obligations	327	—			327
Due to related parties	54	—			54
Intangible liabilities – PPAs – net	1,232	—			1,232
Other	211	(2)	(e	)	209

Total other liabilities and deferred credits	6,963	(378)			6,585

TOTAL LIABILITIES	8,803	(389)			8,414

COMMITMENTS AND CONTINGENCIES
EQUITY
Common units (93.4 units issued and outstanding)	3,540	148	(h	)	3,688
Accumulated other comprehensive loss	(7)	—			(7)
Noncontrolling interests	10,877	(77)	(i	)	10,800

TOTAL EQUITY	14,410	71			14,481

TOTAL LIABILITIES AND EQUITY	$23,213	$(318)			$22,895

Notes to Pro Forma Financial Statements

Transaction Accounting Adjustments and Assumptions

The adjustments are based on currently available information and certain estimates and assumptions, and therefore the actual effects of these transactions will differ from the transaction accounting adjustments. A general description of these transactions and adjustments is provided as follows:

(a) Reflects the removal of operating revenues, operations and maintenance expenses, depreciation and amortization, taxes other than income taxes and other, interest expense, equity in earnings of equity method investees and other income and deductions associated with the activities of the Texas pipelines.

(b) Reflects the removal of income taxes associated with the Texas pipelines based on the statutory rate.

(c) Reflects adjustments to net income attributable to noncontrolling interests based on the allocation of the transaction accounting adjustments.

(d) Reflects estimated net cash consideration from the sale of the Texas pipelines including $1,815 million of cash consideration less approximately $376 million to pay off project-related debt, offset by $3 million in associated interest rate swaps, and $201 million relating to the final buyout of the remaining membership interests in South Texas Midstream, LLC (STX Midstream), partly offset by $22 million of working capital adjustments, net of $2 million of cash at the Texas pipelines, based on balances as of September 30, 2023.

(e) Reflects the removal of assets and liabilities associated with the Texas pipelines.

(f) Reflects NEP’s share of income taxes related to the sale of the Texas pipelines based on the statutory rate.

(g) Reflects the payoff of outstanding borrowings at September 30, 2023 under the South Texas Midstream Holdings, LLC credit facility and associated interest rate swaps.

(h) Reflects NEP’s portion of the estimated after-tax gain that would have been recorded if the sale of the Texas pipelines closed on September 30, 2023.

(i) Reflects the noncontrolling interests of STX Midstream of approximately $207 million which NEP bought out in October 2023 for $201 million and noncontrolling interests relating to a 10% owner in one of the Texas pipelines of $78 million, partly offset by a noncontrolling interest’s portion of the gain that would have been recorded if the sale of the Texas pipelines closed on September 30, 2023 of $208 million.